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HARVARD
INDUSTRIES, INC.
                                                           NEWS FROM HARVARD
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                                                       FOR IMMEDIATE RELEASE

                                              For more information, contact:
                                                               Joe Gagliardi
                                                                         and
                                                                 Jerry Tighe
                                                          HARVARD INDUSTRIES
                                                                908-437-4100
                                                                          or
                                                                 Andy Barlow
                                                  PUBLIC COMMUNICATIONS INC.
                                                                813-226-2772

               Harvard Industries' Reorganization Plan Confirmed

         LEBANON, N.J. - (October 16, 1998) - Harvard Industries, Inc. announced the confirmation of its first amended Plan of Reorganization dated August 19, 1998, by the Honorable Sue L. Robinson in the United States Bankruptcy Court for the District of Delaware.

         Exit financing for the Plan of Reorganization will be provided from credit facilities structured and arranged by Lehman Brothers Inc. Lehman Commercial Paper Inc. has provided a commitment subject to standard terms and conditions to fund the entire principal amount of the credit facilities in an aggregate amount of up to $165 million. The Plan is expected to be fully effective within 30 days.

         "We are very pleased with this outcome," said Roger G. Pollazzi, Harvard's Chief Executive Officer. "The new management team has worked extremely hard to restructure Harvard operationally and financially. The time has arrived when we can put these Chapter 11 issues behind us and execute our plan for growth and increased profitability."

         Harvard Industries, Inc., designs, develops and manufactures a broad range of components for automotive original equipment manufacturers, the automotive aftermarket and industrial and construction equipment applications worldwide. Headquartered in Lebanon, N.J., Harvard's 4,500 employees at 14 plants in the United States and Canada produce total vehicle sealing systems, a variety of polymer products, high-strength steel assemblies and a wide array of high-strength aluminum, magnesium and iron products.